Exhibit 10.19

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is entered into as of October 2, 2014 between Communications Infrastructure Investments, LLC, a Delaware limited liability company (“CII”) and Zayo Group Holdings, Inc., a Delaware corporation, (“Zayo” and collectively with CII, the “Company”) and Daniel P. Caruso (the “Executive”) (each of the foregoing individually a “Party” and collectively the “Parties”).

WHEREAS, the Parties wish to amend the Executive’s Employment Agreement dated February 15, 2014 (“Agreement”) consistent with the terms contained herein. The Company’s Compensation Committee has reviewed and approved the terms and conditions contained herein.

1. Cash Compensation.

Cash Compensation. Contingent upon the completion of the Company’s IPO, and effective November 1, 2014, the Executive’s base salary shall be changed from a rate of $400,000.00 per annum to a rate of $17,500.00 per annum, which shall be paid in accordance with the customary payroll practices of the Company (the “Base Salary”).

2. Equity Compensation Awards.

Grant of Restricted Stock Units (“RSUs”). Contingent upon the completion of the Company’s IPO, and effective November 1, 2014, the Company shall grant to Executive a quantity of RSUs that equates to an aggregate value of $2,750,000.00 on the terms and conditions set forth in this Amendment, the Executive’s Employment Agreement dated February 15, 2014, and consistent with the Company’s Part A RSU program. Such RSUs shall be subject to a four (4) quarter vesting term and shall vest on December 31, 2015 (provided the subject IPO occurs on or before December 31, 2014).

Executive

By:	/s/ Daniel P. Caruso
Daniel P. Caruso

By:	/s/ Ken desGarennes
Name:	Ken desGarennes
Title:	Chief Financial Officer